Exhibit 99.1

FuelCell Energy Reports Second Quarter of Fiscal 2022 Results

Second Quarter Fiscal 2022 Financial Highlights

(All comparisons are year-over-year unless otherwise noted)

●	Revenues of $16.4 million compared to $14.0 million
●	Gross loss of $(7.3) million compared to $(4.8) million
●	Loss from operations of $(28.2) million compared to $(17.4) million
●	Backlog of $1.33 billion as of April 30, 2022, compared to $1.32 billion as April 30, 2021

DANBURY, CT – June 9, 2022 – FuelCell Energy, Inc. (Nasdaq: FCEL) -- a global leader in decarbonizing power and producing hydrogen through our proprietary, state-of-the-art fuel cell platforms to enable a world empowered by clean energy -- today reported financial results and key business highlights for its second quarter ended April 30, 2022.

“We continue to execute on our Powerhouse business strategy, and we are very pleased with our progress over the past few months, including extending our Joint Development Agreement with ExxonMobil related to our carbon capture solution and growing our generation revenue after commencing commercial operations of the 7.4 MW LIPA Yaphank fuel cell project,” said Mr. Jason Few, President and CEO. “Additionally, we expect to further bolster our generation portfolio revenue with the addition of the 7.4 MW Groton Sub Base project to our generation portfolio which we expect to be placed in service this summer.”

“Following the achievement of a critical technical milestone associated with our differentiated carbon capture application under the Joint Development Agreement with ExxonMobil Technology and Engineering Company or EMTEC (formerly known as ExxonMobil Research and Engineering Company), we entered into an extension of our collaborative development agreement enabling the two companies to continue working to advance fuel cell carbon capture and storage technology closer to commercialization,” continued Mr. Few. “Not only will we work to advance the technology for various carbon capture applications, but we are also conducting a joint market study to define application opportunities and commercialization strategies and identify partners for potential pilot/demonstration projects in our pursuit of carbon capture from a broad landscape of industrial applications. We continue to support ExxonMobil’s technology readiness review ahead of a potential deployment of the technology at an ExxonMobil facility. We are proud of the progress being made toward commercializing our unique carbon capture solution.”

Mr. Few added, “Beyond our work with EMTEC and other funded programs such as our recently announced carbon capture project with Canadian National Resources Limited and our U.S. Department of Energy solid oxide programs, we continue to invest in internal research and development activities with a focus on commercialization of our advanced technologies at an accelerated pace. Spending in this area has increased over 150% from the comparable prior year quarter, as we invest in our patented solid oxide platform. Our solid oxide development team is focused on both megawatt scale electrolysis and sub-megawatt power generation, and we are currently in the process of designing and building prototypes of our commercial offerings for each.”

FuelCell Energy Second Quarter Fiscal 2022 Results  Page 2

“FuelCell Energy delivered increased revenue in the second fiscal quarter, compared to the comparable prior-year quarter, reflecting higher Service and Generation revenues. No modules were delivered to POSCO Energy’s subsidiary, Korea Fuel Cell Co., Ltd. (“Korea Fuel Cell”), in the second fiscal quarter.  However, of the initial twelve module order which Korea Fuel Cell was required to make under the terms of the Settlement Agreement, we expect to deliver additional modules from that order in the third quarter of fiscal 2022 and, pursuant to the terms of the Settlement Agreement, we expect Korea Fuel Cell to place a non-cancelable order for eight additional modules by June 30, 2022.  We continue to target delivery of all 20 modules by the end of fiscal year 2022,” said Mr. Few. “Additionally, we continue to invest in scaling our commercial organization in Korea in support of building a pipeline of opportunities in the Korean and broader Asian market.”

“Achieving commercial operation of our 7.4 MW fuel cell platform located on the U.S. Navy Sub Base located in Groton, CT will be a milestone for FuelCell Energy. When commissioning is complete, this project is expected to demonstrate our high quality and reliable clean energy solution to enable electrical resiliency with some of the country’s most critical infrastructure, while supporting the U.S. Navy’s decarbonization goals,” continued Mr. Few. “The project contains two fuel cell platforms, one of which has been fully commissioned and load tested.  The second platform requires additional component work, and once complete we will resume the final stages of commissioning.”

Mr. Few concluded, “During the quarter, we hosted our 2022 Investor Day, our first as a Company, where we discussed the unique solutions we deliver, the market opportunities that we believe our technologies address, how we see our Company evolving over the next several years, and ultimately what it means for our stakeholders. We are in a dynamic period of transition at FuelCell Energy as we work to launch several new solutions in support of the accelerating energy transition. During our Investor Day, we highlighted the approximately $2 trillion in combined, cumulative total addressable market opportunities through 2030 which we believe may be served by our commercially available solutions and solutions that are actively under development by the Company. We also shared our aspiration to have a substantial impact on addressing climate change and deliver revenue of over $300 million by the end of fiscal year 2025 and revenue of over $1 billion by the end of fiscal year 2030. In order to reach these goals, we are, among other things, investing in commercializing our technologies and adding to our capabilities, both in terms of manufacturing capacity and talent.”

Consolidated Financial Metrics

In this press release, FuelCell Energy refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. The non-GAAP financial measures may not be comparable to similarly titled measures being used and disclosed by other companies. FuelCell Energy believes that this non-GAAP information is useful to gaining an understanding of its operating results and the ongoing performance of its business. A reconciliation of EBITDA, Adjusted EBITDA and any other non-GAAP measures is contained in the appendix to this press release.

	Three Months Ended April 30,
(Amounts in thousands)	2022	2021	Change
Total revenues	$ 16,384	$ 13,953	$ 2,431
Gross loss	(7,310)	(4,756)	(2,554)
Loss from operations	(28,217)	(17,390)	(10,827)
Net Loss	(30,126)	(18,917)	(11,209)
Net loss attributable to common stockholders	(31,017)	(19,717)	(11,300)
Net loss per basic and diluted share	$ (0.08)	$ (0.06)	$ (0.02)

EBITDA	(22,885)	(12,582)	(10,303)
Adjusted EBITDA	$ (21,189)	$ (11,329)	$ (9,860)

FuelCell Energy Second Quarter Fiscal 2022 Results  Page 3

Second Quarter of Fiscal 2022 Results

Note: All comparisons between periods are between the second quarter of fiscal 2022 and the second quarter of fiscal 2021, unless otherwise specified.

Second quarter revenue of $16.4 million represents an increase of 17% from the comparable prior-year quarter.

●	Service agreements revenues increased 300% to $2.6 million from $0.7 million. The increase in revenues for the second quarter of fiscal 2022 is primarily due to the fact that there was a refurbished module exchange and non-routine maintenance activities during the quarter.

●	Generation revenues increased 46% to $9.1 million from $6.2 million, primarily due to the completion of the Long Island Power Authority (“LIPA”) Yaphank project during the three months ended January 31, 2022 and the higher operating output of the generation fleet portfolio as a result of module replacements during the last six months of fiscal year 2021.

●	Advanced Technologies contract revenues decreased 34% to $4.7 million from $7.1 million. Compared to the second quarter of fiscal 2021, Advanced Technologies contract revenues recognized under the Joint Development Agreement with EMTEC were approximately $3.2 million lower during the second quarter of fiscal 2022, offset by an increase in revenue recognized under government contracts and other contracts of $0.9 million for the second quarter of fiscal 2022.

Gross loss for the second quarter of fiscal 2022 totaled $(7.3) million, compared to a gross loss of $(4.8) million in the comparable prior-year quarter.  The increase in gross loss was driven by higher manufacturing variances, $4.8 million of non-recoverable costs related to construction of the Toyota project, and lower Advanced Technologies margin, partially offset by reduced generation gross loss (excluding the impact of non-recoverable costs related to construction of  the Toyota project) and reduced service gross loss.

Operating expenses for the second quarter of fiscal 2022 increased to $20.9 million from $12.6 million in the second quarter of fiscal 2021. Administrative and selling expenses increased due to higher sales, marketing and consulting costs, as the Company is investing in rebranding and accelerating its sales and commercialization efforts including increasing the size of its sales and marketing teams, which resulted in an increase in compensation expenses from an increase in headcount. Research and development expenses of $7.7 million during the quarter, up from $3.0 million in the second quarter of fiscal 2021, reflect increased spending on the Company’s hydrogen commercialization initiatives, namely the ongoing commercial development efforts related to our solid oxide platform.

Net loss was $(30.1) million in the second quarter of fiscal 2022, compared to net loss of $(18.9) million in the second quarter of fiscal 2021 driven by a higher gross loss and higher operating expenses. Additionally, interest expense was higher in the second quarter of fiscal 2022 compared to the second quarter of fiscal 2021.

Adjusted EBITDA totaled $(21.2) million in the second quarter of fiscal 2022, compared to Adjusted EBITDA of $(11.3) million in the second quarter of fiscal 2021. Please see the discussion of non-GAAP financial measures, including Adjusted EBITDA, in the appendix at the end of this release.

FuelCell Energy Second Quarter Fiscal 2022 Results  Page 4

The net loss per share attributable to common stockholders in the second quarter of fiscal 2022 was $(0.08), compared to $(0.06) in the second quarter of fiscal 2021. The higher net loss per common share is primarily due to the higher net loss attributable to common stockholders, partially offset by the higher number of weighted average shares outstanding due to share issuances since April 30, 2021.

Cash, Restricted Cash and Financing Update

Cash and cash equivalents and restricted cash and cash equivalents totaled $489.6 million as of April 30, 2022 compared to $460.2 million as of October 31, 2021.

●	Unrestricted cash and cash equivalents totaled $467.8 million compared to $432.2 million as of October 31, 2021.
●	Restricted cash and cash equivalents were $21.8 million, of which $5.3 million was classified as current and $16.5 million was classified as non-current, compared to $28.0 million of restricted cash and cash equivalents as of October 31, 2021, of which $11.3 million was classified as current and $16.7 million was classified as non-current.

During the second quarter of fiscal 2022, the Company sold approximately 19.9 million shares of common stock under its at-the-market offering program, resulting in total gross proceeds of $120.8 million and net proceeds to the Company of approximately $118.3 million.

Operations and Commercialization Update

During the quarter, the Company continued to make progress on projects for which we have executed power and/or hydrogen purchase agreements, with updates regarding certain current projects provided below.

Groton Sub Base.  The commissioning process has been completed on one of the two platforms installed onsite. The second platform requires additional component work, and once complete, we will resume the final stages of commissioning and expect the project to be commercially operational this summer. The project, when commercially operational, will be added to our generation portfolio. Incorporation of the platform into a microgrid is expected to demonstrate the capacity of FuelCell Energy’s platforms to increase grid stability and resilience while supporting the U.S. military’s efforts to fortify base energy supply and demonstrate the U.S. Navy’s commitment to clean, reliable power with microgrid capabilities.

Toyota -- Port of Long Beach, CA. This 2.3 MW trigeneration platform will produce electricity, hydrogen and water. Fuel cell platform equipment has been built and delivered to the site, and civil construction work has significantly advanced. We are nearing the completion of the construction phase of the project, with the remaining construction activity anticipated to be completed in late 2022 or early 2023. As a result, while we have made substantial progress, we do anticipate that commercial operations will be delayed beyond June 30, 2022, and an extension to our Hydrogen Power Purchase Agreement (“HPPA”) will be required from Toyota who may or may not grant such extension in its sole discretion.

Derby, CT. On-site civil construction of this 14.0 MW project continues to advance, the Company has largely completed the foundational construction, and balance of plant components have been delivered and installed on site. This utility scale fuel cell platform will contain five SureSource 3000 fuel cell systems that will be installed on engineered platforms alongside the Housatonic River. To date, the Company has invested approximately $18.3 million into the project, with the majority of site work complete and the electrical and mechanical balance of plant installed. The Company continues work with the utility customer, United Illuminating, on the interconnection process, the

FuelCell Energy Second Quarter Fiscal 2022 Results  Page 5

timing of which will drive the continued development of the site, including the delivery of the 10 fuel cell modules required to complete the project.

Manufacturing Output, Capacity and Expansion. For the three months ended April 30, 2022, we operated at an annualized production rate of approximately 40.8 MW, which is an increase from the annualized production rate of 32 MW for the three months ended April 30, 2021. We are working to increase our production rate during fiscal year 2022 and are targeting achieving a rate capable of producing 45 to 50 MW on an annualized basis during fiscal year 2022.

At this time, the maximum annualized capacity (module manufacturing, final assembly, testing and conditioning) is 100 MW per year under the Torrington facility’s current configuration when being fully utilized. The Torrington facility is sized to accommodate the eventual annualized production capacity of up to 200 MW per year with additional capital investment in machinery, equipment, tooling, and inventory. We expect to make investments in fiscal year 2022 in our factories for molten carbonate and solid oxide production capacity expansion; the addition of test facilities for new products and components; the expansion of our laboratories; and upgrades to and expansion of our business systems.

Commercialization Update.

The Company continues to advance its solid oxide platform research, including the anticipated delivery in fiscal 2022 of a high-efficiency electrolysis platform to Idaho National Laboratories for demonstration. This project, done in conjunction with the U.S. Department of Energy, is intended to demonstrate that the Company’s platform can operate at higher electrical efficiency than currently available electrolysis technologies through the inclusion of an external heat source. To further accelerate the commercialization activity for the solid oxide platform, the Company recently commenced the design and construction of two advanced prototypes: (i) a 250 kW power generation platform, and (ii) a 1 MW high-efficiency electrolysis platform.

Backlog

	As of April 30,
(Amounts in thousands)	2022	2021	Change
Product	$60,247	$-	$60,247
Service	121,287	141,427	(20,140)
Generation	1,109,293	1,115,573	(6,280)
License	-	22,182	(22,182)
Advanced Technologies	35,393	44,972	(9,579)
Total Backlog	$1,326,220	$1,324,154	$2,066

Backlog increased by approximately 0.2% to $1.33 billion as of April 30, 2022, compared to $1.32 billion as of April 30, 2021, primarily as a result of the addition of product sales backlog, partially offset by a reduction in Service and Advanced Technologies backlog, and reflecting the continued execution of backlog and adjustments to generation backlog. Specifically, changes to backlog reflect: (i) the addition of product sales backlog from the module order received from KFC and (ii) module exchanges in our Generation portfolio that are expected to contribute to higher future output and revenues. Advance Technologies backlog reflects new contracts from the U.S. Department of Energy, partially offset by work performed under our Joint Development Agreement with EMTEC. Note that approximately $22.2 million of backlog which was previously classified as “Service and license” backlog was reclassified to "Product” backlog as a result of the settlement agreement with POSCO Energy and KFC. This amount represents the value of the performance guarantee associated with KFC’s module order.

FuelCell Energy Second Quarter Fiscal 2022 Results  Page 6

Only projects for which we have an executed power purchase agreement (“PPA”) or an executed HPPA are included in generation backlog, which represents future revenue under long-term agreements. Together, the service and generation portion of backlog had a weighted average term of approximately 18 years, with weighting based on the dollar amount of backlog and utility service contracts of up to 20 years in duration at inception.

Backlog represents definitive agreements executed by the Company and our customers. Projects sold to customers (and not retained by the Company) are included in product sales and service backlog and the related generation backlog is removed upon the sale.

Conference Call Information

FuelCell Energy will host a conference call today beginning at 10:00 a.m. EDT to discuss second quarter results for fiscal year 2022 as well as key business highlights. Participants can access the live call via webcast on the Company website or by telephone as follows:

●	The live webcast of the call and supporting slide presentation will be available at www.fuelcellenergy.com. To listen to the call, select “Investors” on the home page, proceed to the “Events & Presentations” page and then click on the “Webcast” link listed under the June 9 earnings call event, or click here.

●	Alternatively, participants can dial 646-960-0699 and state FuelCell Energy or the conference ID number 1099808.

The replay of the conference call will be available via webcast on the Company’s Investors’ page at

www.fuelcellenergy.com approximately two hours after the conclusion of the call.

Cautionary Language

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 regarding future events or our future financial performance that involve certain contingencies and uncertainties, including those discussed in our Annual Report on Form 10-K for the fiscal year ended October 31, 2021 in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations”. The forward-looking statements include, without limitation, statements with respect to the Company’s anticipated financial results and statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its current and future fuel cell technologies , the expected timing of completion of the Company’s ongoing projects, the Company’s business plans and strategies, the markets in which the Company expects to operate, and the size and scope of its total addressable market opportunities, which is an estimate based on currently available public information and the application of management’s current assumptions and business judgment.  Projected and estimated numbers contained herein are not forecasts and may not reflect actual results. These forward-looking statements are not guarantees of future performance, and all forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation: general risks associated with product development and manufacturing; general economic conditions; changes in interest rates, which may impact project financing; supply chain disruptions; changes in the utility regulatory environment; changes in the utility industry and the markets for distributed generation, distributed hydrogen, and fuel cell power plants configured for carbon capture or carbon separation; potential volatility of commodity and energy prices that may adversely affect our projects; availability of government subsidies and economic incentives for alternative energy technologies; our ability to remain in compliance with U.S. federal and state and foreign government laws and regulations and the listing rules of The Nasdaq Stock Market; rapid technological change; competition; the risk that our bid awards will not convert to contracts or that our contracts will not convert to revenue; market acceptance of our products; changes in accounting policies or practices adopted voluntarily or as required by accounting principles generally accepted in the United States; factors affecting our liquidity position and financial condition; government appropriations; the ability of the government and third parties to terminate their development contracts at any time; the ability of the government to exercise “march-in” rights with respect to certain of our patents; our ability to successfully market and sell our products internationally; our ability to implement our strategy; our ability to reduce

FuelCell Energy Second Quarter Fiscal 2022 Results  Page 7

our levelized cost of energy and deliver on our cost reduction strategy generally; our ability to protect our intellectual property; litigation and other proceedings; the risk that commercialization of our products will not occur when anticipated or, if it does, that we will not have adequate capacity to satisfy demand; our need for and the availability of additional financing; our ability to generate positive cash flow from operations; our ability to service our long-term debt; our ability to increase the output and longevity of our platforms and to meet the performance requirements of our contracts; our ability to expand our customer base and maintain relationships with our largest customers and strategic business allies; changes by the U.S. Small Business Administration or other governmental authorities to, or with respect to the implementation or interpretation of, the Coronavirus Aid, Relief, and Economic Security Act, the Paycheck Protection Program or related administrative matters; and concerns with, threats of, or the consequences of, pandemics, contagious diseases or health epidemics, including the novel coronavirus, and resulting supply chain disruptions, shifts in clean energy demand, impacts to our customers’ capital budgets and investment plans, impacts to our project schedules, impacts to our ability to service existing projects, and impacts on the demand for our products, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2021. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement contained or incorporated by reference herein to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

About FuelCell Energy

FuelCell Energy, Inc. (NASDAQ: FCEL) is a global leader in sustainable clean energy technologies that address some of the world’s most critical challenges around energy, safety and global urbanization. As a leading global manufacturer of proprietary fuel cell technology platforms, FuelCell Energy is uniquely positioned to serve customers worldwide with sustainable products and solutions for businesses, utilities, governments and municipalities. Our solutions are designed to enable a world empowered by clean energy, enhancing the quality of life for people around the globe. We target large-scale power users with our megawatt-class installations globally, and currently offer sub-megawatt solutions for smaller power consumers in Europe. To provide a frame of reference, one megawatt is adequate to continually power approximately 1,000 average sized U.S. homes. We develop turn-key distributed power generation solutions and operate and provide comprehensive service for the life of the power plant. Our fuel cell solution is a clean, efficient alternative to traditional combustion-based power generation, and is complementary to an energy mix consisting of intermittent sources of energy, such as solar and wind turbines. Our customer base includes utility companies, municipalities, universities, hospitals, government entities/military bases and a variety of industrial and commercial enterprises. Our leading geographic markets are currently the United States and South Korea, and we are pursuing opportunities in other countries around the world. FuelCell Energy, based in Connecticut, was founded in 1969.

SureSource, SureSource 1500, SureSource 3000, SureSource 4000, SureSource Recovery, SureSource Capture, SureSource Hydrogen, SureSource Storage, SureSource Service, SureSource Capital, FuelCell Energy, and FuelCell Energy logo are all trademarks of FuelCell Energy, Inc.

Contact:

FuelCell Energy, Inc.

ir@fce.com

203.205.2491

Source: FuelCell Energy#

FuelCell Energy Second Quarter Fiscal 2022 Results  Page 8

FUELCELL ENERGY, INC.

Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	April 30, 2022	October 31, 2021
ASSETS
Current assets:
Cash and cash equivalents, unrestricted	$467,774	$432,213
Restricted cash and cash equivalents – short-term	5,301	11,268
Accounts receivable, net	15,466	14,730
Unbilled receivables	10,205	8,924
Inventories	82,878	67,074
Other current assets	13,602	9,177
Total current assets	595,226	543,386

Restricted cash and cash equivalents – long-term	16,477	16,731
Project assets, net	239,864	223,277
Inventories – long-term	4,586	4,586
Property, plant and equipment, net	44,767	39,416
Operating lease right-of-use assets, net	7,658	8,109
Goodwill	4,075	4,075
Intangible assets, net	18,021	18,670
Other assets	15,542	16,998
Total assets (1)	$946,216	$875,248
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$9,919	$10,085
Current portion of operating lease liabilities	946	1,032
Accounts payable	19,524	19,267
Accrued liabilities	24,011	16,099
Deferred revenue	25,902	6,287
Total current liabilities	80,302	52,770

Long-term deferred revenue and customer deposits	18,277	30,427
Long-term operating lease liabilities	7,709	8,093
Long-term debt and other liabilities	79,524	78,633
Total liabilities (1)	185,812	169,923

Redeemable Series B preferred stock (liquidation preference of $64,020 as of April 30, 2022 and October 31, 2021)	59,857	59,857
Redeemable noncontrolling interest	3,030	3,030
Total equity:
Stockholders’ equity: Common stock ($0.0001 par value); 500,000,000 shares authorized as of April 30, 2022 and October 31, 2021 respectively; 386,608,869 and 366,618,693 shares issued and outstanding as of April 30, 2022 and October 31, 2021, respectively	39	37
Additional paid-in capital	2,028,206	1,908,471
Accumulated deficit	(1,336,092)	(1,265,251)
Accumulated other comprehensive loss	(1,059)	(819)
Treasury stock, Common, at cost (99,664 and 73,430 shares as of April 30, 2022 and October 31, 2021, respectively)	(718)	(586)
Deferred compensation	718	586
Total stockholder’s equity	691,094	642,438
Noncontrolling interest	6,423	-
Total equity	697,517	642,438
Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$946,216	$875,248

(1)	The consolidated assets as of April 30, 2022 and October 31, 2021 include $106,748 and $54,375, respectively, of assets of the variable interest entity (“VIE”) that can only be used to settle obligations of the VIE. These assets include cash of $2,956, accounts receivable of $731, unbilled accounts receivable of $1,042, operating lease right of use assets of $1,188 and project assets of $100,831 as of April 30, 2022, and cash of $1,364 and project assets of $53,012 as of October 31, 2021, respectively. The consolidated liabilities as of April 30, 2022 include short-term operating lease liabilities of $157, accrued liabilities of $41 and long-term operating lease liability of $1,478. The consolidated liabilities as of October 31, 2021 were $0.

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FUELCELL ENERGY, INC.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Three Months Ended April 30,
	2022	2021
Revenues:
Product	$-	$-
Service	2,639	660
Generation	9,050	6,185
Advanced Technologies	4,695	7,108
Total revenues	16,384	13,953
Costs of revenues:
Product	3,033	1,921
Service	3,033	2,867
Generation	14,120	9,422
Advanced Technologies	3,508	4,499
Total costs of revenues	23,694	18,709
Gross loss	(7,310)	(4,756)
Operating expenses:
Administrative and selling expenses	13,234	9,670
Research and development expenses	7,673	2,964
Total costs and expenses	20,907	12,634
Loss from operations	(28,217)	(17,390)
Interest expense	(1,707)	(1,563)
Other (expense) income, net	(202)	32
Loss before benefit for income taxes	(30,126)	(18,921)
Benefit for income taxes	-	4
Net loss	(30,126)	(18,917)
Net income attributable to noncontrolling interest	91	-
Net loss attributable to FuelCell Energy, Inc.	(30,217)	(18,917)
Series B preferred stock dividends	(800)	(800)
Net loss attributable to common stockholders	$(31,017)	$(19,717)
Loss per share basic and diluted:
Net loss per share attributable to common stockholders	$(0.08)	$(0.06)
Basic and diluted weighted average shares outstanding	372,615,824	322,500,592

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FUELCELL ENERGY, INC.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Six Months Ended April 30,
	2022	2021
Revenues:
Product	$18,000	$-
Service	4,806	5,573
Generation	16,546	11,076
Advanced Technologies	8,827	12,181
Total revenues	48,179	28,830
Costs of revenues:
Product	21,240	4,287
Service	5,405	7,966
Generation	24,842	16,537
Advanced Technologies	6,897	8,414
Total costs of revenues	58,384	37,204
Gross loss	(10,205)	(8,374)
Operating expenses:
Administrative and selling expenses	50,199	18,602
Research and development expenses	12,657	4,787
Total costs and expenses	62,856	23,389
Loss from operations	(73,061)	(31,763)
Interest expense	(3,135)	(4,108)
Loss on extinguishment of debt	-	(11,156)
Loss on extinguishment of Series 1 preferred share obligation	-	(934)
Change in fair value of common stock warrant liability	-	(15,974)
Other expense, net	(50)	(946)
Loss before benefit for income taxes	(76,246)	(64,881)
Benefit for income taxes	-	4
Net loss	(76,246)	(64,877)
Net loss attributable to noncontrolling interest	(5,405)	-
Net loss attributable to FuelCell Energy, Inc.	(70,841)	(64,877)
Series B preferred stock dividends	(1,600)	(1,600)
Net loss attributable to common stockholders	$(72,441)	$(66,477)
Loss per share basic and diluted:
Net loss per share attributable to common stockholders	$(0.20)	$(0.21)
Basic and diluted weighted average shares outstanding	369,626,543	317,219,129

FuelCell Energy Second Quarter Fiscal 2022 Results  Page 11

Appendix

Non-GAAP Financial Measures

Financial results are presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Management also uses non-GAAP measures to analyze and make operating decisions on the business. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA are alternate, non-GAAP measures of operations and operating performance by the Company.

These supplemental non-GAAP measures are provided to assist readers in determining operating performance. Management believes EBITDA and Adjusted EBITDA are useful in assessing performance and highlighting trends on an overall basis. Management also believes these measures are used by companies in the fuel cell sector and by securities analysts and investors when comparing the results of the Company with those of other companies. EBITDA differs from the most comparable GAAP measure, net loss attributable to the Company, primarily because it does not include finance expense, income taxes and depreciation of property, plant and equipment and project assets. Adjusted EBITDA adjusts EBITDA for stock-based compensation, restructuring charges and other unusual items such as the non-recurring legal expense related to the settlement of the POSCO Energy legal proceedings recorded during the first quarter of fiscal 2022, which are considered either non-cash or non-recurring.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these measures. The measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation. The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.

The following table calculates EBITDA and Adjusted EBITDA and reconciles these figures to the GAAP financial statement measure Net loss.

	Three Months Ended April 30,		Six Months Ended April 30,

(Amounts in thousands)	2022	2021	2022	2021
Net loss	$ (30,126)	$ (18,917)	$ (76,246)	$ (64,877)
Depreciation and amortization (1)	5,332	4,808	11,103	10,412
Benefit for income taxes	-	(4)	-	(4)
Other (income)/expense, net (2)	202	(32)	50	946
Loss on extinguishment of debt	-	-	-	11,156
Loss on extinguishment of Series 1 preferred share obligation	-	-	-	934
Change in fair value of common stock warrant liability	-	-	-	15,974
Interest expense	1,707	1,563	3,135	4,108
EBITDA	$ (22,885)	$ (12,582)	$ (61,958)	$ (21,351)
Stock-based compensation expense	1,696	1,253	3,165	2,670
Legal fees incurred for a legal settlement(3)	-	-	24,000	-
Adjusted EBITDA	$ (21,189)	$ (11,329)	$ (34,793)	$ (18,681)

(1)	Includes depreciation and amortization on our Generation portfolio of $4.1 million and $7.7 million for the three and six months ended April 30, 2022, respectively, and $3.6 million and $8.0 million for the three and six months ended April 30, 2021, respectively.
(2)	Other (income)/expense, net includes gains and losses from transactions denominated in foreign currencies, changes in fair value of derivatives, and other items incurred periodically, which are not the result of the Company’s normal business operations.
(3)	The Company recorded legal fees of $24 million related to a legal settlement during the six months ended April 30, 2022, which was recorded as an administrative and selling expense.